Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on this Form S-8 of Inspired Entertainment, Inc. and Subsidiaries as well as Form S-8 (File Nos. 333-219295, 333-222238, 333-226909, 333-231471 and 333-256394) and Form S-3 (File No. 333-217215, 333-253072 and 333-256175) of our report dated March 16, 2023, except for the effects of the restatement as discussed in Note 2 to the consolidated financial statements, and the critical audit matters related to the final bullet related to the accounting for Revenue Recognition, the final four bullets related to the Capitalization of Internally and Externally Developed Software, and Goodwill, as to which the date is February 27, 2024, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and our report dated March 16, 2023, except for the effect of the material weaknesses described in the last sentence of the fourth paragraph as well as the fifth, sixth, seventh and eighth paragraphs, as to which the date is February 27, 2024, with respect to our audit of internal control over financial reporting of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2022, which reports are included in the Annual Report on Form 10-K/A of Inspired Entertainment, Inc. and Subsidiaries for the year ended December 31, 2022.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of the material weaknesses identified.

/s/ Marcum llp

Marcum llp

New York, NY

March 7, 2024